EXHIBIT 11.1
(1  of 2)

CASTLE ENERGY CORPORATION
STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,

	2004		2003

	BASIC	DILUTED	BASIC	DILUTED

I. Shares Outstanding, Net of Treasury			(Restated)	(Restated)
Stock Purchased and Options Exercised During the Period:

Stock, net	6,715,112	6,715,112	6,592,884	6,592,884
Purchase of treasury stock (weighted)

	6,715,112	6,715,112	6,592,884	6,592,884

II. Weighted Equivalent Shares:

Assumed options and warrants exercised		303,600		24,012

III. Weighted Average Shares and Equivalent Shares	6,715,112	7,018,712	6,592,884	6,616,896

IV. Net Income (Loss)	$2,713	$2,713	($ 728)	($ 728)

V. Net Income (Loss) Per Share	$.40	$.39	($.11)	($.11)

Exhibit 11.1
(2  of 2)

CASTLE ENERGY CORPORATION
STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	NINE MONTHS ENDED JUNE 30,

	2004		2003

	BASIC	DILUTED	BASIC		DILUTED

I. Shares Outstanding, Net of Treasury
Stock Purchased During the Period:

Stock, net	6,652,995	6,652,995	6,592,884		6,592,884
Purchase of treasury stock (weighted)

	6,652,995	6,652,995	6,592,884		6,592,884

II. Weighted Equivalent Shares:

Assumed options and warrants exercised		233,696			8,880

III. Weighted Average Shares and Equivalent Shares	6,652,995	6,886,691	6,592,884		6,601,764

IV. Net Income (Loss)	$13,633	$13,633	($ 1,397	)*	($ 1,397	)*

V. Net Income (Loss) Per Share	$2.05	$1.98	($.21)		($.21)

Restated to reflect $258 charge to general and administrative expenses. Such charge represents the reversal of a $258 credit to general and administrative expenses for the quarter ended September 30, 2002.